EXHIBIT 10.5

AMENDMENT TO EMPLOYMENT AGREEMENT
AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”), effective as of May 31, 2020, between PVH B.V. (“PVH”), and Daniel Grieder (the “Executive”).
WHEREAS, the Executive and PVH are parties to the Employment Agreement, dated as of March 20, 2017 (the “Employment Agreement”) as modified by the consent and waiver dated 7 April 2020, copies of which are attached hereto as Exhibit A and Exhibit B, respectively;
WHEREAS, the Executive has submitted his voluntary resignation under section 3(e) of the Employment Agreement, dated May 28, 2020, with effect on 1 June 2020, and article 7:672 of the Dutch Civil Code; and
WHEREAS, the parties desire to amend the Employment Agreement to provide for a special payment to the Executive in recognition of his long-term service to and performance for the benefit of PVH and its affiliates and in exchange for confirming the covenants herein or referenced herein, which collectively constitute a settlement agreement in regard to the restrictive covenants and the Executive’s termination of his employment under the Employment Agreement within the meaning of article 7:900 Dutch Civil Code.
NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:
1.Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Employment Agreement.
2.Special Payment. PVH shall pay to the Executive an amount equal to six months’ base salary. Such amount shall be paid in six substantially equal installments at the same time as PVH pays salaries to its executives. Each such installment shall be paid net of any taxes under applicable employment or income tax laws or similar statutes or other provisions of law then in effect. Such installments shall be paid during the six month period commencing on December 1, 2020 and ending on May 31, 2021.
3.Restrictive Covenants. The Executive acknowledges he is obligated to comply with the restrictive covenants set forth in sections 5(a), 5(b), 5(c), 5(d) and 5(e) of the Employment Agreement. Notwithstanding the foregoing, PVH Corp., the ultimate parent company of PVH (the “Parent”), agrees that it will consider in good faith any request from the Executive to enter the employ of, become a consultant to, or provide services to, or have any ownership or other interest in, whether, directly or indirectly, any person, firm, corporation or other entity, that is engaged in a business that is in competition with the business or products of the Parent, PVH and their affiliates if and only if such person, firm, corporation or other entity, together with its affiliates, conducts primarily a regional business and would not be considered a major competitor of the business or products of the Parent, PVH and their affiliates.

(a)Without limiting the generality of the foregoing:
(i)the Parent will not waive the Executive’s non-compete covenant if the Executive seeks, directly or indirectly, to become employed by, consult for or otherwise provide services to any major competitor such as (but not limited to) Hugo Boss (Hugo Boss AG), Polo (Ralph Lauren Corporation) and Michael Kors (Capri Holdings Limited); and
(ii)the Parent would expect to agree to a request from the Executive’s that the non-compete covenant waived to permit the Executive, directly or indirectly, to become employed by, consult for or otherwise provide services to regional competitors such as Bally (Bally International AG), Belstaff, Bogner (Willy Bogner GmbH & Co. KGaA), and Perfect Moment, including a situation where the Executive takes an ownership position in any of those companies, whether alone or with a private equity partner provided that the regional competitor is privately owned and not owned or controlled by a major competitor, and is not acquired and does not become controlled by a major competitor during the period that the provisions of section 5(a) of the Employment Agreement remain in effect (i.e., at all times up to an including May 31, 2021).
(b)For the avoidance of doubt, nothing herein prohibits the Executive from exploring potential opportunities to enter the employ of, become a consultant to, or provide services to, whether, directly or indirectly, any person, firm, corporation or other entity, that is engaged in a business that is in competition with the business or products of the Parent, PVH and their affiliates and to accept an offer with respect there to provided the Executive does not provide any services whatsoever or perform any work for such competitor in advance of 1 June 2021, whether paid or unpaid.
4.Continued Effectiveness of the Employment Agreement. The Employment Agreement is, and shall continue to be, in full force and effect, except as otherwise provided in this Amendment and except that all references to the Employment Agreement set forth in the Employment Agreement and any other agreements to which the parties hereto are parties which have been executed prior to the date hereof and referring to the Employment Agreement shall mean the Employment Agreement, as amended by this Amendment.
5.Miscellaneous.
(a)This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.
(b)This Amendment shall be construed without regard to any presumption or other rule requiring construction against the drafting party.

(c)This Amendment may be executed in counterparts, and signatures hereon may be exchanged by e-mail transmission, all of which, taken together, shall constitute the original single Amendment, binding in accordance with its terms.
(d)Each of the parties represents that this Amendment has been duly executed and delivered by it, and constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with its terms.
IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

            PVH B.V.

            By /s/ Martijn Hagman
             Name: Martijn Hagman
             Title: Managing Director

            By /s/ Marc Busscher
             Name: Marc Busscher
             Title: Managing Director

            PVH CORP. (for purposes of section 3)

            By /s/ Mark D. Fischer
             Name: Mark D. Fischer
             Title: Executive Vice President

             /s/ Daniel Grieder
              Daniel Grieder

Exhibit A

Employment Agreement, dated as of March 20, 2017, between PVH Europe B.V. and Daniel Grieder (Exhibit 10.1 to PVH Corp.’s Quarterly Report on Form 10-Q for the period ended April 30, 2017).

Exhibit B

Salary reduction consent and waiver, dated as of April 7, 2020, signed by Daniel Grieder (Exhibit 10.2 to PVH Corp’s Quarterly Report on Form 10-Q for the period ended May 3, 2020)